Exhibit 3.1

FILED 95 NOV -8 AM 8:48
SECRETARY OF STATE
TALLAHASSEE FLORIDA

                            ARTICLES OF INCORPORATION
                                       OF

The undersigned incorporator(s), for the purpose of forming a corporation under the Florida General Corporation Act, hereby adopt(s) the following Articles of Incorporation.

                                 ARTICLES I NAME

The name of the corporation shall be: Hand Brand Distribution Inc.

The principal place of business of this corporation shall be: 9845 NE 2nd Ave, Miami Shores, FL 33138

                          ARTICLE II NATURE OF BUSINESS

This corporation may engage in or transact any or all lawful activities or business permitted under the laws of the United States, the State of Florida, or any other state, county, territory or nation.

Wholesale and retail distribution of nutritional supplements, personal care items and cleaning products.

                            ARTICLE III CAPTIAL STOCK

The aggregate number of shares of stock and its par value that this corporation is authorized to have outstanding at any one time is:

            Authorized share 25,000,000 at .001 cent par value.

                          ARTICLE IV TERM OF EXISTENCE

This corporation is to exist perpetually. Perpetual.

                          ARTICLE V OFFICERS DIRECTORS

The name(s) and street address(es) of the initial officer(s) and director(s), if any, who shall hold office the first year of the corporation's existence or until their successor(s) is(are) elected, is(are):

            John M. Taggart, President         (Sole Incorporator)
            10418 NE 2nd Ave.
            Miami Shores, FL 33138

                           ARTICLE VI INCORPORATOR(S)

The name(s) and street address(es) of the incorporator(s) to this articles of incorporation is(are):

            John M. Taggart President  (Sole Incorporator)
            10418 NE 2nd Ave.
            Miami Shores, FL  33138

ARTICLE VII PRINCIPAL OFFICE:

            Hand Brand Distribution Inc.
            9845 N.E. 2nd Ave.
            Miami Shores, FL  33138

            (305) 759-8710

            IN WITNESS WHEREOF, the undersigned incorporator(s) has(have) executed these Articles of Incorporation this 8th day of November, 1995.

                         Signature(s) of Incorporator(s)
                                 John M. Taggart
                                    President

STATE OF FLORIDA
COUNTY OF DADE

THE FOREGOING instrument was acknowledged and sworn to before me this day of NOV, 1995 by John M. Taggart (Name of Incorporator) of Hand Brand Distribution (Name of Corporation)

                                  Notary Public
                                 Lois E. Lindley
                         Notary Public, State of Florida
                            Commission No. CC 246263
                         My Commission Expires 12/15/96

Submitted driver's license

(SEAL)
ARTICLES OF INCORPORATION FILING FEE: $20

                             CERTIFICATE DESIGNATING
                       REGISTERED AGENT/REGISTERED OFFICE

Pursuant to the provisions of Section 607.325, Florida Statutes, the undersigned corporation, organized under the laws of the State of Florida, submits the following statement in designating the registered office/registered agent, in the State of Florida.

1.    The name of the corporation is: Hand Brand Distribution Inc.

2.    The name and address of the registered agent and office is:

            David M. Taggart
            6293 SW 32 Street
            Miami, FL 33155

                          Signature (Corporate Officer)
                         TITLE John M. Taggart President
                              DATE November 8, 1995

      HAVING BEEN NAMED TO ACCEPT SERVICE OF PROCESS FOR THE ABOVE STATED CORPORATION, AT THE PLACE DESIGNATED IN THIS CERTIFICATE, I HEREBY AGREE TO ACT IN THIS CAPACITY, AND I FURTHER AGREE TO COMPLY WITH THE PROVISIONS OF ALL STATUTES RELATIVE TO THE PROPER AND COMPLETE PERFORMANCE OF MY DUTIES, AND I ACCEPT THE DUTIES AND OBLIGATIONS OF SECTION 607.325 FLORIDA STATUTES.

                  SIGNATURE (Registered Agent) David M. Taggart
                              DATE November 8, 1995

                             FILED 95 NOV -8 AM 8:48
                               SECRETARY OF STATE
                               TALLAHASSEE FLORIDA

REGISTERED AGENT FILING FEE: $20.00

FILED: February 4, 1999 - 4:35 p.m.
SECRETARY OF STATE - TALLAHASSEE, FLORIDA

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF HAND BRAND DISTRIBUTION INC.
DOCUMENT #P95000086464

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment adopted to ARTICLE III CAPITAL STOCK of the company has been amended to reflect a two for one split of its' common stock resulting in 12,500,000 Authorized Shares with a par value of .002 cents.

SECOND: The amendment provides for the exchange of issued shares and provisions for implementing the amendment.

THIRD: The date of this amendments adoption is January 21, 1997.

FOURTH: Adoption of Amendment: The amendment was adopted by the board of directors without shareholder action and shareholder action was not required. The number of votes cast for the amendment was sufficient for approval by the Board of Directors.

Signed this third day of February, 1999.

/s/ John M. Taggart
-------------------------------
Chairman of the Board of Directors

FILED: June 16, 2003 - 2:00 p.m.
SECRETARY OF STATE - TALLAHASSEE, FLORIDA


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                          HAND BRAND DISTRIBUTION INC.

The undersigned, being the Sole Director and President of Hand Brand Distribution Inc., a corporation existing under the laws of the State of Florida, and majority shareholders representing 51% of the voting power, do hereby certify and declare as follows:

1. The amendment to the Articles of Incorporation of Hand Brand Distribution Inc. set forth below was approved unanimously by the Board of Directors of the Corporation effective as of June 10, 2003.

2. The amendment of the Articles or Incorporation set forth below was approved by a majority consent of the shareholders of the Corporation executed on June 10, 2003, pursuant to Sections 607.10025 and 607.1006 of the Florida Statutes. Notice was given pursuant to Section 607.0704 of the Florida Statutes.

3. Article I of the Articles of Incorporation is hereby amended in its entirety as follows:

             The name of this Corporation shall be: GeneThera, Inc.

4. Article IV of the Articles of Incorporation is hereby amended in its entirety as follows:

      This Corporation is authorized to issue and have outstanding at any time the maximum number of One Hundred Million (100,000,000) shares of Common Stock having a par value of $0.001 per share and Twenty Million (20,000,000) shares of Preferred Stock having a par value of $0.001 per share. The Board of Directors may authorize the issuance from time to time of the Preferred Stock in one or more series with such designations and such powers, preferences and rights, and the qualifications, limitations or restrictions thereof (which may be different with respect to each series) as the Board may fix by Resolution.

IN WITNESS WHEREOF, we have signed this Certificate of Amendment this 10th day of June, 2003.

HAND BRAND DISTRIBUTION INC.

 /s/ Antonio Milici
 ---------------------------
 Antonio Milici, M.D., Ph.D.
 President and Director

 /s/ Antonio Milici
 ---------------------------
 Antonio Milici, M.D., Ph.D.
 Majority Shareholder representing 33%
 1,000,000 shares

 /s/ [illegible]
 ---------------------------
 1919, llc.
 Majority Shareholder representing 5%
 150,000 shares

 /s/ [illegible]
 ---------------------------
 Springloose.com inc.
 Majority Shareholder representing 3%
 100,000 shares

 /s/ Nicolas Wollner
 ---------------------------
 Nicolas Wollner
 Majority Shareholder representing 5%
 150,000 shares

 /s/ Aaron Lamkin
 ---------------------------
 The Regency Group
 Majority Shareholder representing 3%
 115,000 shares

 /s/ Gary Langstaff
 ---------------------------
 Gary Langstaff
 Majority Shareholder representing 5%
 150,000 shares

GTHA Articles of Amendment


                              ARTICLES OF AMENDMENT
                                       OF
                                 GeneThera, Inc.
                              a Florida corporation

      The undersigned, Antonio Milici and Tannya Irizarry certify that:

      1. They are the duly acting President and Secretary, respectively, of GeneThera, Inc., a corporation organized and existing under the Florida Business Corporation Act (the "Corporation").

      2. Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of the Florida Business Corporation Act (the "Act"), said Board of Directors, pursuant to a meeting held January 13, 2005, duly adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's Series A Convertible Preferred Stock, which resolution is as follows:

      RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Articles of Incorporation and
Section 607.0602 of the Act.

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the Designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

      (a) Determination. The series of Preferred Stock is hereby designated Series A Convertible Preferred Stock (the "Series A Preferred Stock").

      (b) Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be Eleven Thousand (11,000) shares of such series.

      (c) Dividends. Each share of Series A Preferred Stock shall pay, but solely to the extent that funds for the payment of such Dividend are legally available therefor, a mandatory monthly dividend (the "Dividend"), at an annual rate equal to the product of multiplying (i) $100.00 per share (the "Series A Purchase Price"), by (ii) the Prime Rate as reported by the Wall Street Journal on the last day of the preceding month plus two and one-half percent (2.5%). The Dividend shall be payable monthly in arrears on the last day of each month in cash and prorated for any partial month periods. In addition, the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Notwithstanding anything to the contrary contained herein, no Dividend or other dividend shall be payable hereunder and the holders of shares of Series A Preferred Stock shall not be entitled to such Dividend or other dividend if the Corporation shall have insufficient funds for the legal payment thereof.

      (d) Liquidation Preference.

            (i) Preference upon Liquidation, Dissolution or Winding Up. In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to the Series A Purchase Price per share of Series A Preferred Stock held (as adjusted for any stock splits, stock dividends or recapitalizations of the Series A Preferred Stock) and any declared but unpaid dividends on such share, before any payment shall be made to the holders of the Common Stock, or any other stock of the Corporation ranking junior to the Series A Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation. The holders of the Series A Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to shareholders shall be distributed to the holders of Series A Preferred Stock. Each holder of the Series A Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series A Preferred Stock held by such holder bears to the total number of shares of Series A Preferred Stock. Such payment shall constitute payment in full to the holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series A Preferred Stock, so as to be available for such payment, such holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

            (ii) Consolidation, Merger and Other Corporate Events. A consolidation or merger of the Corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsection (iv), (v), (vi) or (vii) of paragraph (f)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (d), provided, however, in the case of a merger, if (a) the Corporation is the surviving entity and (b) the Corporation's shareholders hold a majority of the shares of the surviving entity, then such merger shall not be regarded as a liquidation, dissolution or winding up within the meaning of this paragraph (d). In no event shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series A Preferred Stock, or any stock splits, be deemed a "reclassification" under or otherwise limited by the terms hereof.

            (iii) Distribution of Cash and Other Assets. In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made solely by the Board of Directors, and provided that such Board of Directors was acting in good faith, shall be conclusive.

            (iv) Distribution to Junior Security Holders. After the payment or distribution to the holders of the Series A Preferred Stock of the full preferential amounts aforesaid, the holders of Series A Preferred Stock shall have no further rights in respect at such Series A Preferred Stock which shall become null and void, and the holders of the Common Stock then outstanding, or any other stock of the Corporation ranking as to assets upon liquidation, dissolution or winding up of the Corporation junior to the Series A Preferred Stock, shall be entitled to receive ratably all of the remaining assets of the Corporation.

            (v) Preference; Priority. References to a stock that is "senior" to, on a "parity" with or "junior" to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series A Preferred Stock shall be senior to the Common Stock of the Corporation and senior to any subsequent series of Preferred Stock issued by the Corporation.

      (e) Voting Rights. Except as otherwise required by law, the holder of shares of Series A Preferred Stock shall not have the right to vote on matters that come before the shareholders.

      (f) Conversion Rights. The holders of Series A Preferred Stock will have the following conversion rights:

            (i) Right to Convert. Subject to and in compliance with the provisions of this paragraph (f), any issued and outstanding shares of Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein; provided, that a holder of Series A Preferred Stock may at any given time convert only up to that number of shares of Series A Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Corporation's Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of (a) such holder and all persons affiliated with such holder, or (b) Mercator Advisory Group, LLC and its affiliates, is not more than 9.99% of the Corporation's Common Stock then outstanding.

            (ii) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (iii) Conversion Price. The number of shares into which one share of Series A Preferred Stock shall be convertible shall be determined by dividing the Series A Purchase Price by the then existing Conversion Price (as set forth below) (the "Conversion Ratio"). Subject to adjustment as provided for herein, the "Conversion Price" per share for the Series A Preferred Stock shall initially be $1.01 (the "Initial Conversion Price"); provided, however, in the event that (x) more than sixty (60) days shall have elapsed after the date of this Certificate, and (y) at the date of a conversion of some or all of the Series A Preferred Stock, the Market Price of the Common Stock is less than $1.11, then and in such event, the Conversion Price applicable with respect to such conversion shall be adjusted to a price that shall equal eighty percent (80%) of the Market Price (as defined below) on such conversion date; provided that the Conversion Price for subsequent conversions shall be equal to the Initial Conversion Price except as may be adjusted in accordance with clauses
(x) and (y) above. The Initial Conversion Price shall be further adjusted upon the occurrence of any event in paragraph(f)(iv) and (v). All references to the Initial Conversion Price herein shall mean the Initial Conversion Price as so adjusted.

            For purposes of determining the Conversion Price, the "Market Price" shall be the average of the lowest three intra-day trading prices of the Corporation's Common Stock (which need not occur on consecutive trading days) during the 15 trading days immediately preceding the conversion date (which may include trading days prior to the original issue date), provided, that such 15 trading day period shall be extended by the number of trading days during such period on which (i) trading in the Corporation's Common Stock is suspended by, or not traded on, the OTC Bulletin Board or a subsequent market on which the common stock is then traded, or (ii) after the date of Registration Statement (the "Registration Statement") for the underlying shares of common stock of the Corporation into which the Series A Preferred Stock may be converted is declared effective by the SEC, the prospectus included in the Registration Statement may not be used by the holder for resale of underlying shares of common stock, is suspended by, or not traded on, the OTC Bulletin Board or a subsequent market on which the common stock is then listed, or (iii) after the date the Registration Statement is declared effective by the SEC, the prospectus included in the Registration Statement for the underlying shares may not be used by the holder for the resale of underlying shares of common stock (provided such inability to use the prospectus is not (a) caused by the holder or (b) as a result of the Company's filing of post-effective amendments to the Registration Statement.)

            If an Event of Default occurs, as defined in the Subscription Agreement for the Series A Preferred Stock, the Conversion Price as may be in effect at the time of any future conversion shall be reduced by ten percent (10%).

            (iv) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the date shares of the Series A Preferred Stock are first issued (the "Original Issue Date"), effect a subdivision of the outstanding Common Stock, the Initial Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Initial

Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (f)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (v) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Initial Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Initial Conversion Price then in effect by a fraction:

                  (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (B) the denominator of which shall be the total number of
            shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Initial Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter, the Initial Conversion Price shall be adjusted pursuant to this paragraph (f)(v) as of the time of actual payment of such dividends or distributions.

            (vi) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (f) with respect to the rights of the holders of the Series A Preferred Stock.

            (vii) Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (f)), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

            (viii) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (f)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (f) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph
(f) (including adjustment of the Initial Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

            (ix) Sale of Common Stock or Securities Convertible Into Common Stock. In the event the Corporation sells Common Stock or other securities convertible into or exerciseable for Common Stock at a per share price, exercise price or conversion price lower than the Conversion Price then in effect (other than in connection with an acquisition of the securities, assets or business of another company, licensing, partnership, technology transfer, joint ventures and stock options granted to employees, consultants and advisors), the Conversion Price shall be reduced to an adjusted Conversion Price, as of the date of such issuance or sale, by dividing (a) the sum of (i) the result obtained by multiplying the number of shares of Common Stock outstanding immediately prior to such issue or sale by the Conversion Price then in effect, and (ii) the consideration, if any, received by the Corporation upon such issue and sale, by
(B) the number of shares of Common Stock outstanding immediately after such issue or sale. No adjustment to the Conversion Price shall be made for any adjustment of less than $.01, provided however that such adjustment shall be carried forward and included in any succeeding adjustments. For purposes of adjusting the Conversion Price under this paragraph (ix), Common Stock outstanding shall include all Common Stock issuable upon conversion or exercise of outstanding convertible securities and other rights, options or warrants.

            (x) Certificate of Adjustment. In each case of an adjustment or readjustment of the Initial Conversion Price or the securities issuable upon conversion of the Series A Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation's Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

            (xi) Notices of Record Date. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

            (xii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round down to the nearest whole number.

            (xiii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Two Million Two Hundred Thousand (2,200,000) shares of Common Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (xiv) Notices. Any notice required by the provisions of this paragraph (f) to be given to the holders of shares of Series A Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

            (xv) Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

            (xvi) No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series A Preferred Stock.

            (g) No Re-issuance of Preferred Stock. Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

            (h) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                  3. The number of authorized shares of Preferred Stock of the Corporation is 20,000,000, and the number of shares of Series A Preferred Stock, none of which has been issued, is 11,000.

                  Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Articles of Amendment are true of his own knowledge. Executed at _______, __________, on this 13th day of January, 2005.

                                                     /s/ Antonio Milici
                                                     -------------------------
                                                     Name:    Antonio Milici
                                                     Title:   President


                                                     /s/ Tannya Irizarry
                                                     -------------------------
                                                     Name:    Tannya Irizarry
                                                     Title:   Secretary

GTHA Articles of Amendment